EXHIBIT 10.1
APPENDIX A
China Credit Bureau
International Credit File Format
Service Vendor
Project Proposal
March 14, 2005
Summary

Nowadays, it is important for an individual and/or business to have a good credit history if it wants to grow. It is also important for banks and lenders to obtain extensive history information on applicant(s), in order to make the right decision on each received application.
In highly developed countries, banks and lenders tend to inquire as to an individual’s or company’s credit reference on each received application from more than one independent credit agency, in order to have a subjective review and analysis for decision making. Therefore, these credit agencies play a very important role between the applicant and lenders. In the US, there are several major independent credit agencies, (“D&B”-Commercial Credit Information; Experian, Equifax and Trans-Union-Consumer Credit Files). These major US agencies have established internationally recognized credit rating standards and services through the years of their business development. They have stored, packaged and provided credit files to their clients at an average fee of US $1.00/per transaction each year up to a billion transactions, they have turned this service into a multi-billion dollar business. In China, there is still not a unified credit rating standard as well as independent, internationally recognized professional credit reference agency. Over the last few years, Chinese banks and lenders have given lending facilities based on relationships, government policy, or credit information which might not be professionally obtained and verified. Within the last two years, millions of bank credit cards have been delivered to the consumers with such consumer credit based on all kinds of “proof of salary” issued by the employers, which has created a great deal of risk, potential debt, and/or bad loans for both the financial institution and individuals.
This irregular situation has drawn serious attention from the society and the Chinese government has been taking tough measures to control the problem. However, in a rapidly growing market economy, government regulation alone will not be able to fix the problem as more and more businesses and/or individuals continuously seek credit and financing facilities. Further, as the Chinese Government continues to adopt greater “open door” policies, foreign banks and related financial companies will enter into the Chinese financial market this year and these incoming foreign banks will badly need qualified credit data base information as they grow their consumer and commercial lending into the China market. Therefore, urgent demand exists today and will increase for internationally recognized Commercial/Consumer credit standard and rating systems. This has opened a “window of opportunity” to someone who can lead to set up the internationally recognized credit rating bureau and systems in China.
Asia Payment Systems (NASD OTCBB:APYM) is a company specialized in payment processing business. The company executives have had long management experience in major international banking and/or payment processing firms, which makes the company unique and with excellent connections both within the international banking industry and consumer credit card market. Recently, As the company successfully completed the System set up to handle the massive card payment transactions for Japan Duty Fee Shops in Japan and now in Hainan China , APYM has begun shifting its focus to China. It is the purpose of APYM to cooperate with Strong China Credit File/Bureau partners to jointly provide world class credit bureau services as well as the subsequent 3rd Party payment processing services to the financial industry and consumers in China and, as needed, elsewhere in Asia.
Beijing Purple Star Appraisal Co. (BPS) is a licensed appraisal company by the central government and has been years in providing appraisal as well as credit reference services to both the government and the public.
It is strategically important and in the advantage of both APYM and BPS if they could form a partnership to capture this window of opportunity and to take the lead in the credit rating business in China, by launching a project co-operation in the establishment of an international standard credit bureau system in Beijing.
MISSION
It is the mission of the project co-operation to develop an international standard credit file system and core information database to provide, on a per file basis, individual and consumer credit history and rating to qualified clients, and with the same platform to provide world class third party payment processing services to the financial institution and merchants in China and abroad.
PROJECT OVERVIEW
Creation of a core centralized system for storing Chinese consumer credit files will allow for a network to be deployed whereby, on a per file basis, the Chinese consumer database information can be sold to prospective clients. By providing the output in an internationally recognized format, the database information can be sold to International Financial Institutions, Foreign large store merchants (i.e. WalMart, Carrefour), Auto Loan agencies (i.e. Ford, GM, VW, Audi, Mercedes), Luxury goods retailers (DFS, CARTIER, LVMH, Gucci, Prada, etc.) and many other marketing and merchandise firms.
(A) APYM Focus:
In terms of the Chinese Credit Bureau agency platform development, APYM will provide technical services and consulting on an as needed basis to the project as well as direct investment in a partnership designed to generate profits as a result of providing Chinese consumer credit file information to international clients in an internationally accepted data format. APYM will also provide full database and network services to the venture once all parties agree to the form of cooperation and services to be offered.

It is the intention of APYM to provide support, management, advice, technical and other resources towards both an International Commercial Standard File Bureau as well as an international style Consumer Credit File which will be built upon international standards with international partners such as D&B, Experian, Equifax, or Trans Union, etc. Such an international focus will work well as a joint cooperation effort with our local Chinese Credit Bureau partner as both sides are able to bring their specific expertise to the success of the joint effort. In due time when the bureau is ready to be a qualified international player, APYM will work to bring the investment from these major player and/or to turn the co-operation into a subsidiary of these world class agencies as co-operation exit strategy.
(B)	Feature services:

(1)	To obtain and to store up to 1.2 million business and individual credit files;

(2)	To package and to rate the data file with international standard;

(3)	To offer credit files at a competitive charge to the services, first to the foreign agencies and financial institutions then to the domestic banking and lending companies;

(4)	To provide education and assistance to the domestic business and individuals to build up and/or to repair their credit histories;

(5)	To form alliances with major international agencies in moving towards the future joint venture business in China.
(C)	Set Up Requirements:
(6)	License and/or permits (under BPS) to conduct the project and services;

(7)	Initial supply of 300,000 business/or individual credit files;

(8)	A secured data center with servers, secured ISP and high standard telecommunication capability both for voice and data transmissions;

(9)	A call center initially with enough full time staff;

(10)	Facilities for marketing, managerial, administrative operations;
(E)	Hardware and Software Requirements;
The ultimate sizing of the systems will always be an unknown since it will grow in terms of commercial users and the customer data. Thus the system should be scalable enough to accommodate large potential growth. The products and hardware sizing here reflect such scalability (as additional processing power and disk is needed they can simply be added and integrated into the existing solution) and is provided as an initial estimate. However, the cost of a localized 3rd party credit bureau package itself has not been Included here. This can either be developed or a purchased “off-the-shelf” with the recommendation being an already existing commercial package to be customized. Should a partner be selected then the cost of the product will be offset.

With Microsoft coming on as a future partner/investor we will continue our strategy of deploying our systems on Microsoft products and technologies.
The database systems need to be separated in OLAP (On-Line Analytical Processing) and Data Warehouse systems. The Web Servers are separated for internal and external access. The selected Netscreen firewall will be able to handle a private network and DMZ network zone. An additional router should be used as an additional “firebreak” for the private network.
The hardware selected should be from a name brand supplier, such as HP or IBM. Dual Xeon Processor model should be selected with SCSI interfaces (with dual external channels) to support the external disk array.
It is assumed that an Internet connection and all the necessary equipment for it are already in place.
As per the diagram, the following systems will be deployed for the Credit Bureau:
Software:
•	OLAP Database

This is the online system used for real-time updates.

Server Cluster-2 Servers- SQL Server load balanced with disk writes to external SCSI Disk Array

Data Warehouse

This is the query and analysis system used for data analysis. Server Cluster-2 Servers- SQL Server load balanced with disk writes to external SCSI Disk Array

•	Web Servers

Internal 1 Server. The Application Server is also housed here, used for handling Incoming data.

External 1 Server, RADIUS Security database for external user authentication (tied into Netscreen).

•	Firewall

Juniper Netscreen, high end model. Same brand as deployed in our China office And on the DFS network.. A single router to be deployed as an additional private Network “firebreak”.

•	ISCRS

APYM International Standard Credit Rating System
     Hardware and estimated cost

Software		Cost (US$)	Units	Total
OS	Windows 2003 Enterprise	$1,000	6	$6,000
Database	MS SQL Server 2000 Enterprise	$1,800	4	$7,200
Security	RADIUS Database	$4,500	1	$4,500
The Portal Management Platform	BGSRD-100	$20,000	1	$20,000
ISCRS	APYM Credit Rating System	$115,000	1	$115,000
Customization	Software localization	$11,115		$11,115
Hardware
Servers	Dual Intel Xeon HA Server 1GB RAM, 40GB Drive, SCSI	$3,000	6	$18,000

Disk Array	SCSI RAID 5 Disk Array	$5,000	2	10,000
Firewall	Netscreen	$4,000	1	$4,000
Router	CISCO	$2,000	1	$2,000
Switch	24-port Managed Switch	$400	1	$400
Misc.	Cables & other equipment.	$2,000	1	$2,000
			Grand Total	$200,215
These costs are exclusive of design, implementation and test services
PROJECTED TIME TABLE
Assuming the above captured requirements are, will be met, the projected time frame for the business roll out is 180 days, which will include;
(1)	Facility set up, hardware testing, feasibility study, staff training and operation platform set up;

(2)	Project promotion, service establishment for credit standard, rating system, data base, credit build-up and repair system;

(3)	Interface with major international agencies including initial alliances agreements;

(4)	Start offering entry rights and/or credit files to foreign agencies.

(5)	Start offering “credit build-up” “credit repairing” program and/or membership to BPS employees and affiliates as well as other selective market sectors;

(6)	Running full functional operation moving towards the larger scale operation.
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